File pursuant to Rule 424(b)(3)
Registration No. 333-122616
PROSPECTUS SUPPLEMENT
(To prospectus dated April 27, 2005)
U.S.$ 1,500,000,000 United Mexican States InterNotes®
United Mexican States
Due Nine Months or More from Date of Issue

         Mexico may offer to sell up to an aggregate principal amount of U.S.$ 1,500,000,000, or its equivalent in other currencies, of its InterNotes® from time to time. The specific terms of the notes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.
      Mexico may offer the notes to or through agents for resale. The applicable pricing supplement will specify the purchase price for any particular notes and any agent discounts and commissions. Mexico also may offer the notes directly. Mexico has not set a date for termination of its offering.
      The agents have advised Mexico that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity without any notice at any time.
      The notes will contain “collective action clauses” under which Mexico may amend the payment provisions of the notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. All notes issued under the InterNotes® program that are affected by a proposed amendment will vote as a single class.

       See “Risk Factors” beginning on page S-8 to read about certain risks you should consider before investing in the notes.
       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement, the related prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Purchasing Agent
Incapital LLC
Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC
Agents

Citigroup	Charles Schwab

Merrill Lynch & Co.	Edward D. Jones

Raymond James	Morgan Stanley

UBS	RBC/DainRauscher
Wachovia Securities, LLC
Prospectus supplement dated February 13, 2006.
InterNotes® is a registered servicemark of Incapital Holdings LLC.

ABOUT THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND THE PRICING SUPPLEMENTS
      This prospectus supplement supplements the accompanying prospectus dated April 27, 2005 relating to Mexico’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.
      References to “the prospectus,” mean the prospectus that accompanies this prospectus supplement. References to “the applicable pricing supplement” or “the pricing supplement,” mean the pricing supplement that Mexico files with respect to a particular issuance of notes. The term “Lead Agents,” refers to Banc of America Securities LLC and Incapital LLC.
      You should read this prospectus supplement, the prospectus and the applicable pricing supplement for the specific terms of the notes. All of these documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the prospectus and the applicable pricing supplement. Neither Mexico nor the Lead Agents have authorized anyone else to provide you with different or additional information. Mexico and the agents are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the prospectus and the applicable pricing supplement is current only as of the date of the applicable document.
      Each time Mexico issues notes, a pricing supplement will be prepared containing the specific description of the notes being offered and the terms of the offering. The pricing supplement also may add, update or change information in this prospectus supplement or the prospectus. If the information in this prospectus supplement differs from the information contained in the pricing supplement, you should rely on the information in the pricing supplement.
      This prospectus supplement and the prospectus relate both to notes being offered and sold in the United States pursuant to a registration statement under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance upon Regulation S under the Securities Act.

SUMMARY
      This summary highlights information contained elsewhere in this prospectus supplement and in the prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read the applicable pricing supplement relating to the terms and conditions of a particular issue of notes along with this entire prospectus supplement and the prospectus. If the information contained in this prospectus supplement differs from the information contained in the applicable pricing supplement, you should rely on the information contained in the pricing supplement.

Issuer	The United Mexican States.

Purchasing Agent	Incapital LLC.

Joint Lead Managers and Lead Agents	Incapital LLC One North LaSalle Street Suite 3500 Chicago, Illinois 60602

Banc of America Securities LLC 40 West 57th Street New York, New York 10019

Other Agents	Charles Schwab, Citigroup, Edward D. Jones, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC/ DainRauscher, UBS, Wachovia Securities, LLC.

Title of Notes	United Mexican States InterNotes®.

Amount	Up to a principal amount, or initial offering price in the case of indexed notes and discount notes, of U.S.$ 1,500,000,000 or its equivalent in other currencies, subject to increase at Mexico’s discretion.

Denominations	In the case of dollar-denominated notes, U.S.$ 2,000 (or as otherwise indicated in the applicable pricing supplement) and greater integral multiples of U.S.$ 1,000.

Specified Currencies	Australian dollars, Canadian dollars, Danish kroner, euro, Hong Kong dollars, Japanese yen, New Zealand dollars, Pounds Sterling, Swedish kroner, Swiss francs and U.S. dollars or any other currency specified in the applicable pricing supplement.

Issue Price	The notes may be issued at par, or at a premium over, or discount to, par and either on a fully paid or partly paid basis.

Maturities	Each note will mature nine months or more from its date of original issuance.

Interest	Other than with respect to zero coupon notes, each note will bear interest from its date of original issuance at a fixed or floating rate.

Fixed rate notes will bear interest at a fixed rate.

Floating rate notes will bear interest at a rate determined periodically by reference to one or more interest rate bases plus a spread or multiplied by a spread multiplier. The base rates include:

• the CD Rate,

• the Commercial Paper Rate,

• EURIBOR,

• LIBOR,

• the Federal Funds Rate,

• the Treasury Rate, and

• any other rate.

Indexed Notes	Payments on indexed notes will be calculated by reference to a specific measure or index.

Discount Notes	Discount notes are notes that are offered or sold at a price less than their principal amount and called discount notes in the applicable pricing supplement. They may or may not bear interest.

Form of Note	Each note will be either “book-entry” or “certificated” and either “registered” or “bearer.”

Collective Action Clauses	The notes will contain “collective action clauses” under which Mexico may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes. All notes issued under the InterNotes® program that are affected by a proposed amendment will vote as a single class.

Redemption and Repayment	Notes may be subject to redemption at the option of Mexico or repayment at the option of the holder before maturity. Any redemption of notes will be at par, unless otherwise specified in the applicable pricing supplement. In each case, the pricing supplement will specify:

• the initial redemption date on or after which Mexico may redeem the notes or the repayment date or dates on which the holders may elect repayment of the notes;

• the redemption or repayment price; and

• the required prior notice to the holders or Mexico.

Status	The notes will constitute direct, general and unconditional external indebtedness of Mexico and will rank equal in right of payment with all of Mexico’s existing and future unsecured and unsubordinated public external indebtedness.

Survivor’s Option	Specific notes may contain a provision permitting the optional repayment of those notes prior to stated maturity, if requested by the authorized representative of the beneficial owner of those notes, following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a “Survivor’s Option.” Notes will not be repaid in this manner unless the pricing supplement for the notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option is subject to limits set by Mexico on (1) the permitted dollar amount of total exercises by all holders of notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. Additional details on the Survivor’s Option are described under “Description of the Notes — Survivor’s Option.”

Taxes	Subject to certain exceptions, Mexico will make all payments on the notes without withholding or deducting any Mexican taxes. For further information, see “Description of the Notes — Additional Amounts.”

Further Issues	Mexico may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the outstanding notes have as of the date of the issue of such additional notes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.

Governing Law	New York, except that all matters governing authorization and execution of the notes by Mexico will be governed by the laws of Mexico.

Authorization	The notes have been duly authorized in accordance with the laws of Mexico and all necessary action by the Executive Branch of Mexico in connection with the notes has been duly taken, including the issuance of a decree of the President of Mexico with respect to the issuance of the notes, dated November 1, 2005.

Purchase Currency	You must pay for notes in the specified currency. You may ask an agent to arrange for, at its discretion, the conversion of U.S. dollars or another currency into the specified currency to enable you to pay for the notes. You must make this request on or before the fifth business day preceding the issue date, or by a later date if the agent allows. The agent will set the terms for each conversion and you will be responsible for all currency exchange costs.

Offering and Sale	The notes will be offered and sold in the United States (including any notes which initially are offered and sold outside the United States in reliance on Regulation S, but which may be resold in the United States from time to time in transactions requiring registration under the Securities Act) pursuant to the shelf registration statement of which this prospectus supplement and the prospectus form a part. The notes will also be offered and sold outside the United States in reliance upon Regulation S.

Mexico and the agents are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so.

Notes issued and sold in the United States will be issued in book-entry form only. Notes issued and sold outside of the United States may be issued in bearer or registered form.

Risk Factors	The offer is subject to a number of risks of which you should be aware before you decide to purchase the notes. These risks are discussed more fully in “Risk Factors” below.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Lead Agents, have entered into a selling agent agreement with Mexico dated as of February 13, 2006. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations.

Fiscal Agent	The Bank of New York.

Paying Agent	The Bank of New York.

Transfer Agent	The Bank of New York.

Exchange Rate Agent	The Bank of New York.

Calculation Agent	The Bank of New York.

RISK FACTORS
      This section describes certain risks associated with investing in the notes. You should consult your financial and legal advisors about the risks of investing in the notes and the suitability of your investment in light of your particular situation. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes, about Mexico’s financial condition or financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these risks. Mexico disclaims any responsibility for advising you on these matters.
Risks Relating to Mexico

Adverse external factors, instability in international financial markets and adverse domestic factors could lead to reduced growth and decreased foreign investment in Mexico.
      High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues, and recession or low growth in Mexico’s main trading partners could lead to fewer exports. A combination of these factors could negatively affect Mexico’s current account.
      Instability or volatility in the international financial markets could lead to domestic volatility, making it more complicated for the Mexican Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows and portfolio investment in particular.
      Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.
Currency Risks

Notes denominated in a currency other than the currency of your home country are not an appropriate investment for you if you do not have experience with foreign currency transactions.
      If Mexico denominates notes in a currency other than U.S. dollars, the applicable pricing supplement will contain information about the currency, including historical exchange rates and any exchange controls affecting the currency. Mexico will provide this information for your convenience only. Future fluctuations in exchange rates or exchange controls may be very different from past trends, and Mexico will not advise you of any changes after the date of the applicable pricing supplement. In addition, if you reside outside the United States, special considerations may apply to your investment in the notes. You should consult financial and legal advisors in your home country to discuss matters that may affect your purchase or holding of, or receipt of payments on, the notes.

If the specified currency of a note depreciates against your home country currency, the effective yield of the note would decrease below its interest rate and could result in a loss to you.
      Rates of exchange between your home country currency and the specified currency may change significantly, resulting in a reduced yield or loss to you on the notes. In recent years, rates of exchange between certain currencies have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate future fluctuations.
      Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments may use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the rate of exchange of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate by devaluation or revaluation of a currency. A special risk to you in purchasing notes denominated in a foreign currency is that their yield could be affected by these types of governmental actions.

Exchange controls could affect exchange rates and prevent Mexico from paying you in the specified currency.
      Governments have imposed exchange controls in the past and may do so in the future. There is a possibility that your government or foreign governments will impose or modify foreign exchange controls while you are a holder of foreign currency notes. Exchange controls could cause exchange rates to fluctuate, resulting in a reduced yield or loss to you on the notes. Exchange controls could also limit the availability of a specified currency for making payments on a note. In the event that a specified currency is unavailable, Mexico will make payments to you as described under “Description of the Notes — Payment of Principal and Interest — Payment Currency — Unavailability of Payment Currency.”

If you file a lawsuit in the United States against Mexico, the court may not render a judgment in any currency other than U.S. dollars. Payments to be made by Mexico in Mexico may be made in pesos.
      New York law will apply to the notes, except that the authorization of the notes and their execution by Mexico will be governed by Mexican law. Courts in the United States customarily have not rendered judgments in any currency other than U.S. dollars. However, New York law provides that in a lawsuit based on an obligation owed in a currency other than U.S. dollars, a court will render a judgment first in the currency of the obligation and then will convert this amount into U.S. dollars at the exchange rate on the date of the judgment. Fluctuations in exchange rates may cause this amount to be different than the amount Mexico would have paid you under its original obligations. It is possible that New York law would not be applied (a) in any action based on an obligation denominated in a currency unit or (b) by a federal court sitting in the State of New York.
      Under the Mexican Monetary Law, payments to be made in Mexico by Mexico in foreign currency may be paid in pesos at the exchange rate prevailing at the time of payment, as determined by Mexico’s Central Bank. Fluctuations in exchange rates may cause this amount to be different than the amount Mexico would have paid you under its original non-Mexican peso denominated obligations.
Indexed Notes

It is possible that you will receive substantially lower payments on indexed notes than you would on conventional debt securities or that you will not receive any payments at all.
      Indexed notes are not an appropriate investment for you if you do not have experience in transactions in the underlying assets of an applicable index. An investment in indexed notes may be significantly more risky than an investment in conventional debt securities with fixed principal amounts because the payments on indexed notes may vary widely.
      The risks of a particular indexed note will depend on the possibility of significant changes in currency exchange rates and the prices of any underlying assets. These risks generally depend on factors over which Mexico has no control, such as economic and political events and the supply of and demand for the underlying assets. In addition, the exchange rates or prices referred to may be published by third parties not subject to U.S. or Mexican regulation. In recent years, currency exchange rates and prices for various underlying assets have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any of these rates or prices that have occurred in the past, however, do not necessarily indicate future fluctuations.
      The secondary market, if any, for indexed notes will be affected by a number of factors independent of Mexico’s creditworthiness and the value of the applicable index or indices, including the complexity and volatility of the index or indices, the method of calculating the interest in respect of indexed notes, the time remaining to the maturity of such notes, the outstanding amount of such notes, any redemption features of such notes, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of indexed notes.
      In addition, certain notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such notes readily or at prices that will enable them to realize their anticipated yield. You should not purchase such notes unless you understand and are able to bear the risks that such notes may not be readily saleable, that the value of such notes will fluctuate over time and that such fluctuations may be significant.
      Finally, Mexico’s credit ratings may not reflect the potential impact of all risks related to structure and other factors on the market value of the notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks an investment in the notes may entail and the suitability of the notes in light of their particular circumstances.
Jurisdiction and Enforcement of Judgments

Mexico is a sovereign government. Thus, it may be difficult for you to obtain or enforce judgments against Mexico in U.S. courts or in Mexico.
      Mexico has appointed its Consul General in New York as its authorized agent for service of process in any action based on the notes or the fiscal agency agreement which a holder may institute in any state or federal court in the Borough of Manhattan, The City of New York. Mexico and the fiscal agent have irrevocably submitted to the jurisdiction of these courts and Mexico has waived any objection which it may have to the venue of these courts and any right to which it may be entitled on account of place of residence or domicile. Mexico has also waived any immunity from the jurisdiction of these courts to which it might be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any action based upon the notes. You may also institute an action against Mexico based on the notes in any competent court in Mexico.
      Nevertheless, Mexico may still plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consul General as its agent for service of process and waiver of immunity do not include these actions. Without Mexico’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against Mexico unless the court determines that Mexico is not entitled to sovereign immunity under the Foreign Sovereign Immunities Act. In addition, execution on Mexico’s property in the United States to enforce a judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.
      Even if you are able to obtain a judgment against Mexico in the United States or in Mexico, you might not be able to enforce it in Mexico. Under Article 4 of the Federal Code of Civil Procedure of Mexico, Mexican courts may not order attachment before judgment or attachment in aid of execution against the property of Mexico.
Modification of the Terms of the Notes

The notes will contain provisions that permit Mexico to amend the payment terms of the notes without the consent of all holders.
      The notes will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the notes may be amended, including the maturity date, interest rate and other payment terms, without your consent. All notes issued under the InterNotes® program that are affected by a proposed amendment will vote as a single class.
Survivor’s Option

Any Survivor’s Option may be limited in amount.
      Mexico will have a discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of U.S. $2,000,000, or its equivalent in other currencies, and 2% of the aggregate principal amount of all notes outstanding as of the end of the most recent calendar year. Mexico also has the discretionary right to limit to

U.S. $250,000, or its equivalent in other currencies, in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for a desired amount will be permitted in any single calendar year.
Other Risks Related to InterNotes®

The notes may have limited or no liquidity.
      In evaluating these notes, you should assume that you will be holding the notes until their stated maturity. The notes are a new issue of securities. A trading market may not develop for the notes, or, if a trading market develops, it may not be sufficiently liquid to allow you to resell your notes when you want or at a price that you wish to receive for your notes.

The notes may be redeemed when prevailing interest rates are relatively low.
      If the notes are redeemable at Mexico’s option, Mexico may redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing interest rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed.

USE OF PROCEEDS
      Unless otherwise specified in a pricing supplement, Mexico will use the net proceeds from the sale of the notes for the general purposes of the Mexican Government, including the refinancing, repurchase, or the retirement of domestic and external indebtedness.
DESCRIPTION OF THE NOTES
      The following description supplements the information contained in “Description of the Securities — Debt Securities” in the prospectus. If the information contained in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement. Because the information provided in a pricing supplement may differ from that contained in this prospectus supplement, you should rely on the pricing supplement for the final description of a particular issue of notes. The following description will apply to a particular issue of notes only to the extent that it is not inconsistent with the description provided in the applicable pricing supplement. Capitalized terms are defined in the Glossary at the end of this prospectus supplement.
      Mexico will issue the notes under the fiscal agency agreement, dated as of February 13, 2006, among Mexico, The Bank of New York, as fiscal agent, and The Bank of New York (Luxembourg) S.A., as Luxembourg paying and transfer agent. The information contained in this section and in the prospectus summarizes some of the terms of the notes and the fiscal agency agreement. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the fiscal agency agreement and the forms of the notes before making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the initial paying agent.
General Terms of the Notes
      The notes:

•	are initially limited to an aggregate principal amount, or aggregate initial offering price in the case of indexed notes and discount notes, of U.S.$ 1,500,000,000 or its equivalent in other currencies, subject to increase at Mexico’s discretion. In order to calculate this limitation, the exchange rate agent will determine the U.S. dollar equivalent of notes denominated in another currency by referring to the noon buying rate for cable transfers in the relevant currency in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York on the issue date of those notes or, if that rate is not available, by referring to another published source selected by Mexico. Notes registered with the SEC and sold in the United States are limited to the principal amount of securities registered under Mexico’s shelf registration statement described in the prospectus;

•	will be denominated in U.S. dollars or another currency specified in the applicable pricing supplement;

•	will mature at least nine months from their date of issue;

•	may be offered and sold in any jurisdiction where it is lawful to do so;

•	may or may not be registered with the SEC;

•	will bear interest at a fixed rate or a floating rate;

•	in the case of dollar-denominated notes, will be issued in denominations of U.S.$ 2,000 (or as otherwise indicated in the applicable pricing supplement) and greater integral multiples of U.S.$ 1,000 and in the case of Euro-denominated notes, will be issued in denominations of €1,000;

•	will contain “collective action clauses” under which Mexico may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes, unless otherwise specified in the applicable pricing supplement. All notes issued under the InterNotes® program that are affected by a proposed amendment will vote as a single class;

•	may or may not be redeemable by Mexico before maturity. If the notes are redeemable, they will be redeemed at par, unless otherwise specified in the applicable pricing supplement, which will describe the terms that apply to the redemption;

•	may or may not contain a Survivor’s Option;

•	may or may not be subject to repayment at the option of the holder; and

•	will not be entitled to the benefit of any sinking fund unless the applicable pricing supplement states otherwise.

      The pricing supplement relating to each issuance of notes will specify additional terms and describe in more detail the terms of the notes that Mexico is issuing.
Form of the Notes
      Each note may be either “book-entry” or “certificated” and either “registered” or “bearer.” Unless otherwise specified in the applicable pricing supplement, all notes will be issued in book-entry form only.
      Book-Entry Notes. Book-entry notes with the same issue date and terms are represented by one or more global securities, in registered or bearer form, deposited with a clearing system and held by a custodian or common depositary. Clearing systems include The Depository Trust Company, known as DTC, in the United States and Euroclear and Clearstream, Luxembourg in Europe. The clearing systems act as depositaries for and hold the global securities on behalf of certain financial institutions, called their participants. These participants, or other financial institutions acting through them called indirect participants, will represent your beneficial interests in the global securities. They will record the ownership and transfer of your beneficial interests through computerized book-entry accounts, eliminating the need for physical movement of the notes. Mexico generally will deposit the global securities representing book-entry notes denominated in U.S. dollars with The Bank of New York, as custodian for DTC or its nominee. Notes denominated in a currency other than U.S. dollars will be represented by one or more global securities, which Mexico will deposit with a common depositary for Euroclear and Clearstream, Luxembourg. For more information, see “Description of the Securities — Global Securities” in the prospectus.
      Certificated Notes. Certificated notes are represented by physical certificates. Certificated registered notes are transferred by presenting them at the corporate trust offices of the fiscal agent, or at the office of the transfer agent, according to the procedures specified in the fiscal agency agreement. Certificated bearer notes are transferred by physical delivery of the certificate.
      Registered Notes. Registered notes are payable to the order of and registered in the name of a particular person or entity. In the case of book-entry registered notes, the global security is registered in the name of a nominee or a common depositary of the applicable clearing system, and this nominee or common depositary is considered the sole legal owner or holder of the notes for purposes of the fiscal agency agreement. Beneficial interests in a registered note and transfers of those interests are recorded by the fiscal agent, acting as registrar, based on information provided to it by the transfer agents. All notes offered and sold in the United States will be registered notes.
      Bearer Notes. Bearer notes are payable to the holder and no registry of owners and transfers is kept. Bearer notes may be issued with or without coupons attached. Interest and principal on bearer notes is paid to the person or entity presenting the note or coupon for payment. In the case of book-entry bearer notes, a global bearer security is held by a common depositary for one or more clearing systems, which maintain book-entry records of the ownership and transfer of your beneficial interests. Unless the pricing supplement states otherwise, all bearer notes will initially be represented by a book-entry temporary global bearer security, without coupons, held by a common depositary for one or more clearing systems. After a period of 40 days from the later of the beginning of the offering or the issue date of the notes, the temporary global bearer security will be exchangeable for either (a) a book-entry permanent global bearer security or

(b) certificated bearer notes. This exchange will take place only after (x) the applicable clearing systems receive from the owners of beneficial interests in the temporary global bearer security certifications that they are not U.S. persons and (y) the fiscal agent receives from the clearing systems a certification that the owners of beneficial interests in the temporary global bearer security are not U.S. persons. The holder of a beneficial interest in a temporary global bearer security may not collect any payment of interest until after it is exchanged for a permanent global bearer security or for certificated bearer notes.
      Except under the limited circumstances discussed above and in the prospectus under the heading “Description of the Securities — Debt Securities — Certificated Securities,” notes of one form will not be exchangeable for notes of another form.
      Mexico will generally issue notes initially intended to be sold wholly or partly in the United States as book-entry notes in registered form. Bearer notes will not be sold in the United States or to U.S. persons.
Paying Agent, Transfer Agent, Exchange Rate Agent and Calculation Agent
      Until the notes are paid, except in the case of bearer notes, Mexico will maintain a paying agent and transfer agent in The City of New York. Mexico has initially appointed The Bank of New York to serve as its paying agent and transfer agent. For bearer notes, Mexico will maintain a paying agent in a principal city in Europe. You can contact the initial paying agent or the transfer agent at the addresses listed on the inside back cover of this document.
      Mexico will appoint an exchange rate agent to determine the exchange rate for converting payments on notes denominated in a currency other than U.S. dollars into U.S. dollars, where applicable. Mexico has initially appointed The Bank of New York to serve as its exchange rate agent. In addition, as long as any floating rate notes are outstanding, Mexico will maintain a calculation agent for calculating the interest rate and interest payments on the notes. Mexico has initially appointed The Bank of New York to serve as its calculation agent.
Payment of Principal and Interest

General
      Interest on registered notes will be paid (a) to the persons in whose names the notes are registered at the close of business on the record date or (b) if interest is being paid at maturity, redemption or repayment, to the person to whom principal is payable. The record date for registered notes is the date 15 calendar days before the applicable interest payment date, whether or not a Business Day. If notes are issued between a record date and an interest payment date, Mexico will pay the interest that accrues during this period on the next following interest payment date to the persons in whose names the notes are registered on the record date for that following interest payment date. Interest on bearer notes will be paid to the bearer.

Book-Entry Notes
      Mexico will, through its paying agent, make payments of principal, premium, if any, and interest on book-entry notes by wire transfer to the clearing system or the clearing system’s nominee or common depositary, as the registered owner or bearer of the notes, which will receive the funds for distribution to the holders. Mexico expects that the holders will be paid in accordance with the procedures of the clearing system and its participants. Neither Mexico nor the paying agent will have any responsibility or liability for any of the records of, or payments made by, the clearing system or the clearing system’s nominee or common depositary. For more information, see “Description of the Securities — Global Securities” in the prospectus.

Registered Certificated Notes
      If Mexico issues registered certificated notes, it will make payments of principal, premium, if any, and interest to you, as a holder, by wire transfer if:

•	you own at least U.S.$ 10,000,000 aggregate principal amount or its equivalent of notes; and

•	not less than 15 calendar days before the payment date, you notify the paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;
      OR

•	Mexico is making the payments at maturity or earlier redemption or repayment; and

•	you surrender the notes at the office of the principal paying agent or at the office of any other paying agent that Mexico appoints pursuant to the fiscal agency agreement.
      If Mexico does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

Bearer Notes
      Mexico will make payments on bearer notes only at the offices of a paying agent outside the United States appointed by Mexico. If an amount is to be paid in U.S. dollars, but because of exchange controls or similar restrictions the payment of this amount in U.S. dollars outside of the United States becomes illegal or is effectively precluded, Mexico will appoint a paying agent in the United States to make these payments.
      In order to receive payment on certificated bearer notes, you must present and surrender your coupon, if any, or notes at the office of a paying agent for the notes.

Payment Currency

Notes Denominated in a Currency Other than U.S. Dollars
      DTC Book-Entry Notes. Beneficial owners, other than those holding through Euroclear and Clearstream, Luxembourg, of book-entry notes denominated in a currency other than U.S. dollars that are registered in the name of DTC or its nominee will receive all payments in U.S. dollars. However, as a beneficial owner of book-entry notes denominated in a currency other than U.S. dollars and registered in the name of a nominee of DTC, you may elect to receive all payments in the specified currency by delivering a written notice to the DTC direct participant through which you hold your interest not later than the record date, in the case of an interest payment date, or at least 15 calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. Euroclear and Clearstream, Luxembourg will automatically make this election for their participants. You must provide wire transfer instructions to an account denominated in the specified currency. The direct participant must then notify DTC of this election and DTC will notify the paying agent. In order for your election to take effect, the paying agent must receive this notice from DTC not later than five New York business days after the record date, in the case of an interest payment date, or at least ten calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. This election will remain in effect until you revoke it by delivering a written notice to the DTC direct participant through which you hold your interest not later than 15 calendar days before the applicable payment date. If the specified currency becomes unavailable for making payments, you cannot make this election and any election that you have already made will be revoked. In this case, you will receive payment in U.S. dollars until the specified currency is again available.
      The exchange rate agent will exchange an applicable specified currency payment, other than amounts that beneficial owners have elected to receive in the specified currency, for U.S. dollars using the following exchange rate: the exchange rate agent’s bid quotation for the specified currency at approximately 11:00 a.m., New York City time, on the second Business Day preceding the payment date for the purchase of U.S. dollars with the specified currency for settlement on the payment date in an amount equal to the aggregate amount of specified currency payable to all holders receiving U.S. dollar payments on the payment date. The exchange rate agent will then pay this U.S. dollar amount to DTC or its nominee, as the registered holder of the notes. If the exchange rate agent’s bid quotation is not available, then Mexico will make the payment in the specified currency outside of DTC.
      If you do not elect to receive the specified currency, you will be responsible for all currency exchange costs, which will be deducted from your payments. All determinations that the exchange rate agent makes, after being confirmed by Mexico, will be binding unless they are clearly wrong.
      Other Registered Notes. Book-entry notes denominated in a currency other than U.S. dollars and registered in the name of a depositary located outside the United States and certificated registered notes denominated in a currency other than U.S. dollars are generally payable only in the specified currency. Holders of these notes will not have the option to elect payment in U.S. dollars.
      Bearer Notes. Bearer notes, both book-entry and certificated, that are denominated in a currency other than U.S. dollars are generally payable only in the specified currency. Holders of these notes will not have the option to elect payment in U.S. dollars.

Unavailability of Payment Currency
      If the notes are payable in a specified currency other than U.S. dollars, and the specified currency is not available for making payments due to the imposition of exchange controls or other circumstances beyond Mexico’s control, then you will receive payment in U.S. dollars until the specified currency is again available. If notes denominated in a currency other than U.S. dollars are payable in U.S. dollars, and U.S. dollars are not available for making payments due to the imposition of exchange controls or other circumstances beyond Mexico’s control, then you will receive payment in the specified currency until U.S. dollars are again available. The exchange rate agent will determine the appropriate exchange rate to be used for converting these payments as follows:

1. On the second Business Day before a payment, at approximately 11:00 a.m. New York City time, the exchange rate agent will refer to the bank composite or multi-contributor pages of the Reuters Monitor Foreign Exchange Service or, if this is not available, the Moneyline Telerate Monitor Foreign Exchange Service or, if neither is available, a similar display that Mexico approves.

2. The exchange rate agent will select the firm bid quotation for the specified currency by one of at least three banks, one of which may be the exchange rate agent, which will yield the greatest number of U.S. dollars or specified currency, as applicable, upon conversion from U.S. dollars or the specified currency, as applicable.

3. If fewer than three bids are available, the exchange rate agent will use the noon buying rate for cable transfers in the relevant currency in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York on the second Business Day before a payment or, if this rate is not available on that date, on the most recent date available.
      Payments made under these circumstances will not be an event of default under the notes and you will be responsible for all currency exchange costs.
      If notes denominated in a specified currency are redenominated, then Mexico will be obligated to pay you the equivalent amounts in the new currency. If so specified in the applicable pricing supplement, Mexico may at its option, and without the consent of the holders of the notes or any coupons or the need to amend the notes or the fiscal agency agreement, redenominate the notes issued in the currency of a country that subsequently participates in the European Economic and Monetary Union in a manner with similar effect to the final stage of the economic and monetary union on January 2, 2002, into euro. The provisions relating to any such redenomination will be contained in the applicable pricing supplement.

Interest Rate

General
      The interest rate on the notes will not be higher than the maximum rate permitted by New York law, currently 25% per year on a simple interest basis. This limit may not apply to notes in which U.S. $2,500,000 or more has been invested. Interest payments on the notes will generally include interest accrued from and including the issue date or the last interest payment date to but excluding the following interest payment date or the date of maturity, redemption or repayment. Each of these periods is called an interest period.

Fixed Rate Notes
      Fixed rate notes will bear interest at the rate specified in the applicable pricing supplement until Mexico pays the principal amount of the notes. Mexico will generally pay interest on fixed rate notes after it has accrued in equal semi-annual or annual payments on the interest payment dates specified in the applicable pricing supplement and at maturity, redemption or repayment.
      Mexico will generally compute the accrued interest payable on fixed rate notes for any interest period on the basis of a 360-day year consisting of twelve 30-day months. In the case of euro-denominated fixed rate notes, however, Mexico will compute the accrued interest payable on the notes on the basis of the actual number of days in the interest period divided by 365, or, if any portion of the interest period falls in a leap year, the sum of (a) the actual number of days falling in the leap year divided by 366 and (b) the actual number of days falling in the non-leap year divided by 365.
      If any payment date for a fixed rate note falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. In addition, if any payment on a fixed rate note is due on a date that is not a business day in the relevant place of payment, Mexico will make the payment on the next business day in that place of payment. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Floating Rate Notes
      Each floating rate note will have an interest rate formula. This formula is generally composed of:

•	a base interest rate with a specified maturity called the index maturity, e.g., three months, six months, etc.

•	plus or minus a spread measured in basis points with one basis point equal to 1/100 of a percentage point or

•	multiplied by a spread multiplier measured as a percentage.
      The applicable pricing supplement will specify the base rate, the index maturity and the spread or spread multiplier. The pricing supplement may also specify a maximum (ceiling) or minimum (floor) interest rate limitation. The calculation agent will use the interest rate formula, taking into account any maximum or minimum interest rate, to determine the interest rate in effect for each interest period. All determinations made by the calculation agent will be binding unless they are clearly wrong.
      Mexico may issue floating rate notes with the following base rates (as defined under “Glossary” in this prospectus supplement):

•	CD Rate;

•	Commercial Paper Rate;

•	EURIBOR;

•	LIBOR;

•	Federal Funds Rate;

•	Treasury Rate; or

•	any other rate.
      The applicable pricing supplement will also specify the following with respect to each floating rate note:

•	the dates as of which the calculation agent will determine the interest rate for each interest period, referred to as the interest determination date;

•	the frequency with which the interest rate will be reset, i.e., daily, weekly, monthly, quarterly, semiannually or annually;

•	the dates on which the interest rate will be reset, referred to as the interest reset date, i.e., the first day of each new interest period, using the interest rate that the calculation agent determined on the interest determination date for that interest period;

•	the interest payment dates; and

•	if already determined, the initial interest rate in effect from and including the issue date to but excluding the first interest reset date.
      The calculation agent will calculate the accrued interest payable on floating rate notes for any interest period by multiplying the principal amount of the note by an accrued interest factor, which will equal the interest rate for the interest period times a fraction, the numerator of which is the number of days in the period and the denominator of which is 360 or, in the case of Treasury Rate notes, the actual number of days in the year, either 365 or 366. If the interest rate varies during the period, the accrued interest factor will equal the sum of the interest factors for each day in the interest period. The calculation agent will compute the interest factors for each day by dividing the interest rate applicable to that day by 360, or, in the case of Treasury Rate notes, by the actual number of days in the year, either 365 or 366.
      The calculation agent will round all percentages resulting from any interest rate calculation to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, the calculation agent will round 9.876545%, or ..09876545, to 9.87655% or .0987655. The calculation agent will also round all specified currency amounts used in or resulting from any interest rate calculation to the nearest one-hundredth of a unit, with .005 of a unit being rounded upward.
      If you are the holder of a floating rate note, you may ask the calculation agent to provide you with the current interest rate and, if it has been determined, the interest rate that will be in effect on the next interest reset date. The calculation agent will also notify Mexico, the paying agent and the registered holders, if any, of the following information for each interest period (except for the initial interest period if this information is specified in the applicable pricing supplement):

•	the interest rate in effect for the interest period;

•	the number of days in the interest period;

•	the next interest payment date; and

•	the amount of interest that Mexico will pay for a specified principal amount of notes on that interest payment date.
The calculation agent will generally provide this information by the first Business Day of each interest period, unless the terms of a particular series of notes provide that the calculation agent will calculate the applicable interest rate on a Calculation Date after that date, in which case the calculation agent will provide this information by the first Business Day following the applicable Calculation Date.
      If any interest payment date, other than one that falls on the maturity date or on a date for earlier redemption or repayment, or interest reset date for a floating rate note would fall on a day that is not a Business Day, the interest payment date or interest reset date will instead be the next Business Day, unless the notes are LIBOR or EURIBOR notes and that Business Day falls in the next month, in which case the interest payment date or the interest reset date will be the preceding Business Day. If any payment on a floating rate note is due on the maturity date or upon earlier redemption or repayment and that date is not a Business Day, the payment will be made on the next Business Day. In addition, if any payment on a floating rate note is due on a date that is not a business day in the relevant place of payment, Mexico will make the payment on the next business day in that place of payment and no additional interest will accrue as a result of this delay. Mexico will treat these payments as if they were made on the due date.
      The following table lists the most common base rates that Mexico may use, the primary source of these base rates and the interest determination date for notes having these base rates. The definition of each base rate in the Glossary provides further details as to how the calculation agent will determine the base rate and describes alternate sources for each base rate should its primary source be unavailable. Except for EURIBOR, which applies to notes denominated in euro, the sources listed in the following table apply only to notes denominated in U.S. dollars. Mexico may provide different base rate sources in the applicable pricing supplement.

Base Rate	Primary Source of Base Rate	Interest Determination Date

CD Rate	H.15(519) under the heading “CDs (secondary market)”	Second Business Day before the interest reset date
Commercial Paper Rate	H.15(519) under the heading “Commercial paper — Nonfinancial”	Second Business Day before the interest reset date
EURIBOR	Moneyline Telerate Page 248	Second Business Day before the interest reset date
Federal Funds Rate	Page 120 on Moneyline Telerate under the heading “FED FUNDS EFFECTIVE”	Second Business Day before the interest reset date
LIBOR	Moneyline Telerate Page 3750 or Reuters Screen LIBO Page	Second London Banking Day before the interest reset date
Treasury Rate	Page 56, in the case of notes having an index maturity of three months, or page 57, in the case of notes having an index maturity of six months, on Moneyline Telerate under the heading “INVESTMENT RATE”	The day of the week in which the interest reset date falls that the federal government auctions Treasury bills having the same index maturity as the notes. This is generally Monday, but may be either the following Tuesday or the preceding Friday if Monday is a legal holiday. If there is no auction during the week or on the preceding Friday, the interest determination date will be Monday.
Indexed Notes
      Mexico may offer indexed notes according to which the principal or interest is determined by reference to an index relating to:

•	the rate of exchange between the specified currency of the note and one or more other currencies or composite currencies, called the indexed currencies;

•	the price of one or more commodities, called the indexed commodities, on specified dates;

•	the level of one or more stock indices, which may be based on U.S., Mexican or other foreign stocks, on specified dates; or

•	any other objective price or measure described in the applicable pricing supplement.
      The pricing supplement will describe how interest and principal payments on indexed notes will be determined. It will also include historical and other information about the index or indices and information about the U.S. and Mexican tax consequences to the holders of indexed notes.
      Amounts payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal amount that Mexico will pay you on redemption or repayment before maturity would be the face amount, the principal amount at that date or another amount.
      If a third party is responsible for calculating or announcing an index for certain indexed notes and that third party stops calculating or announcing the index, or changes the way that the index is calculated in a way not permitted in the pricing supplement, then the index will be calculated by the independent determination agent named in the pricing supplement. If no independent agent is named, then Mexico will calculate the index. If the determination agent or Mexico cannot calculate the index in the same way and under the same conditions as the original third party, then the principal or interest on the notes will be determined as described in the pricing supplement. All calculations that the independent determination agent or Mexico makes will be binding unless they are clearly wrong.
      An investment in indexed notes may entail significant risks. See “Risk Factors — Indexed Notes.”
Survivor’s Option
      The “Survivor’s Option” is a provision in a DTC book-entry note pursuant to which Mexico agrees to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor’s Option applies to those notes. The Survivor’s Option will not apply to notes that are not DTC book-entry notes.
      If a note is entitled to a Survivor’s Option, upon the valid exercise of the Survivor’s Option and the proper tender of that note for repayment, Mexico, at its option, will repay that note, in whole or in part, at a price equal to 100% of the amortized principal amount of the deceased beneficial owner’s interest in that note plus any unpaid interest accrued to the date of repayment.
      To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note, including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner, under the laws of the applicable jurisdiction.
      The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by Mexico upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note.
      The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of Mexico and the fiscal agent. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.
      Mexico has the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by it from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of U.S.$ 2,000,000, or its equivalent in other currencies, or 2% of the aggregate principal amount of all notes outstanding as of the end of the most recent calendar year. Mexico also has the discretionary right to limit to U.S.$ 250,000, or its equivalent in other currencies in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by it from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In order to calculate this limitation, the exchange rate agent will determine the U.S. dollar equivalent of notes denominated in another currency by referring to the noon buying rate for cable transfers in the relevant currency in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York on the issue date of those notes or, if that rate is not available, by referring to another published source selected by Mexico. In addition, Mexico will not permit the exercise of the Survivor’s Option except in principal amounts of U.S.$ 2,000 (or as otherwise indicated in the applicable pricing supplement) and greater integral multiples of U.S.$ 1,000, or, in the case of notes denominated in a foreign currency, the denominations of such notes specified in the applicable pricing supplement.
      An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the fiscal agent, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the fiscal agent will deliver a notice, by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, stating the reason that the note has not been accepted for repayment.
      With respect to notes represented by a global note that is deposited with DTC, DTC or its nominee will be treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•	appropriate evidence satisfactory to Mexico and the fiscal agent (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

•	if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to Mexico and the fiscal agent from the nominee attesting to the deceased’s beneficial ownership of such note;

•	a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that Mexico or the fiscal agent reasonably require in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

•	any additional information Mexico or the fiscal agent reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.
      In turn, the broker or other entity will deliver each of these items to the fiscal agent, together with evidence satisfactory to Mexico and the fiscal agent from the broker or other entity stating that it represents the deceased beneficial owner.
      Mexico retains the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option applicable to the notes will be accepted in any one calendar year, as described above. All questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by Mexico, in its sole discretion, which determination will be final and binding on all parties.
      The broker or other entity will be responsible for disbursing payments received from the fiscal agent to the authorized representative.
      Forms for the exercise of the Survivor’s Option may be obtained from the fiscal agent at The Bank of New York, Global Finance Unit, Corporate Trust Office, 101 Barclay Street, 21 West, New York, New York, 10286.
Redemption, Repurchase and Early Repayment
     Redemption
      The pricing supplement for the issuance of each series of notes will indicate either that:

•	the notes cannot be redeemed at Mexico’s option prior to their maturity date; or

•	the notes will be redeemable at Mexico’s option on or after a specified date at a specified redemption price. The redemption price will be par, unless otherwise specified in the applicable pricing supplement, with accrued interest to the date of redemption.
      Mexico may redeem any of the notes that are redeemable either in whole or in part, on not less than 30 nor more than 60 days’ irrevocable notice to the fiscal agent. If Mexico redeems less than all the notes of a particular series, the fiscal agent will select the notes to be redeemed by a method that it deems fair and appropriate.
     Repurchase
      Mexico may repurchase notes at any time and price in the open market or otherwise. Notes repurchased by Mexico may, at Mexico’s discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the fiscal agent for cancellation.
     Early Repayment
      The pricing supplement relating to a series of notes will also indicate whether you will have the option to elect repayment by Mexico before the maturity date of the notes. If you have this option, the pricing supplement will specify the price at which and the date or dates on which you may elect repayment.
      In order to receive repayment on the notes, you must provide to the paying agent, at least 30 but not more than 45 days before the repayment date, appropriate wire transfer instructions and either:

•	in the case of certificated notes, the notes together with the form entitled “Option to Elect Repayment” on the reverse side of the notes duly completed by you; or

•	in the case of book-entry notes, a copy of the pricing supplement together with the form entitled “Option to Elect Repayment” contained in the pricing supplement duly completed by you; or

•	in the case of either certificated or book-entry notes, a telegram, telex, facsimile or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc., the depositary or a commercial bank or trust company in the United States describing the particulars of the repayment and including a guaranty that the notes or the pricing supplement and the completed form entitled “Option to Elect Repayment” will be received by the paying agent no later than five business days after the date of the telegram, telex, facsimile or letter. The paying agent must also receive the notes or the pricing supplement and the completed forms by the fifth business day.
      The guaranty from the member of a national securities exchange, the National Association of Securities Dealers, Inc., the depositary or a commercial bank or trust company in the United States must include the following information:

•	the name of the holder of the note;

•	a statement that the option to elect repayment is being exercised;

•	the principal amount of the note that the holder elects to have repaid; and

•	the certificate number, in the case of certificated notes, or CUSIP number, ISIN or common code assigned to the note or a description of the terms of the note, in the case of book-entry notes.
      Unless the applicable pricing supplement states otherwise, you may exercise the repayment option for less than the entire principal amount of a note, provided the remaining principal amount outstanding is an authorized denomination.
      For notes represented by a global security, the depositary or its nominee will be the only party that can exercise a right of repayment. Thus, if you beneficially own interests in a global security and you want to elect repayment, you must instruct the direct or indirect participant through which you hold your interests to notify the depositary of your election. You should consult your direct or indirect participant to discuss the appropriate cut-off times and other requirements for making a prepayment election.

Discount Notes
      If the pricing supplement states that a note is a discount note, the amount payable in the event of redemption, repayment or other acceleration of the maturity date will be the amortized face amount of the note as of the date of redemption, repayment or acceleration, but in no event more than its principal amount. The amortized face amount is equal to (a) the issue price plus (b) that portion of the difference between the issue price and the principal amount that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption, repayment or acceleration date.

Sinking Fund
      Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.
Additional Amounts
      Mexico will make all payments of principal, premium, if any, and interest on the notes without withholding or deducting any Mexican taxes. If Mexican law requires Mexico to withhold or deduct taxes, Mexico will pay you the additional amounts necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

      Mexico will not, however, pay you any such additional amounts if you are liable for Mexican taxes due to one of the following reasons:

•	you have some connection with Mexico other than merely owning the notes or receiving principal and interest payments on the notes;

•	in the case of registered notes, you have failed to comply with any reasonable certification, identification or other reporting or registration requirement concerning your nationality, residence, identity or connection with Mexico, and Mexican law or an international treaty requires your compliance with these reporting requirements as a precondition to exemption from or reduction in the rate of Mexican withholding taxes or deductions; or

•	you fail to present your notes for payment within 30 days after Mexico makes principal, premium, if any, or interest available for payment to you.
Further Issues
      Mexico may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the outstanding notes have as of the date of the issue of such additional notes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.
Notices

Registered Notes
      Mexico will mail any notices to the holders of registered notes at the address appearing in the security register maintained by the fiscal agent. Mexico will consider a notice to be given on the date of its publication or four calendar days after it is mailed, whichever is later.

Bearer Notes
      Mexico will publish notices to holders of bearer notes in a daily newspaper with general circulation in London. Mexico expects that it will initially make this publication in the Financial Times in London. If publication in a daily newspaper in London is not practicable, Mexico will publish notices in another leading daily English language newspaper with general circulation in Europe. If more than one publication is made, Mexico will consider the applicable notice to be given on the date it is first published in both newspapers listed above. If you are a coupon holder, Mexico will consider you to have received any notice that Mexico correctly published for the holders of the notes.

TAXATION
      The following is a discussion of certain Mexican federal tax and U.S. federal income and estate tax considerations that may be relevant to you if you invest in the notes. This discussion is based on federal laws, rules and regulations now in effect in Mexico and on laws, regulations, rulings and decisions now in effect in the United States and, in both cases, may change. Any change could apply retroactively and could affect the continued validity of this discussion.
      This discussion does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.
United States Federal Taxation
      The following is a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in notes and are a U.S. holder. You will be a U.S. holder if you are the beneficial owner of a note and you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This discussion deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or interest rate risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.
      This discussion is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this discussion.
      You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.
     Payments or Accruals of Interest
      Payments or accruals of “qualified stated interest” (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note in a currency other than U.S. dollars, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on:

•	the average exchange rate in effect during the interest accrual period; or

•	the average exchange rate for the partial period within the taxable year, in the case of an interest accrual period that spans two taxable years.
Alternatively, if you are an accrual-basis U.S. holder, you may elect to translate all interest income on notes denominated in a currency other than U.S. dollars:

•	at the spot rate on the last day of the accrual period;

•	at the spot rate on the last day of the taxable year, in the case of an accrual period that spans more than one taxable year; or

•	at the spot rate on the date that you receive the interest payment if that date is within five business days of the end of the accrual period.

If you make an election to translate based on spot rates, you must apply it consistently to all debt instruments from year to year and cannot change it without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes
      Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. The rules for determining these amounts are discussed below.
      If you purchase a note that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer or an accrual-basis taxpayer that makes a special election, you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.
      When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between (a) the amount you realize on the transaction less any accrued qualified stated interest, which will be subject to tax in the manner described above under “— Payments or Accruals of Interest,” and (b) your tax basis in the note, determined as described above. If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder or an accrual-basis holder that makes a special election, you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.
      If you are an accrual-basis taxpayer and make the special election discussed in the preceding two paragraphs above in respect of the purchase and sale of foreign currency notes traded on an established securities market, you must apply this method consistently to all debt instruments traded on an established securities market from year to year and cannot change your election without the consent of the Internal Revenue Service.
      Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than ordinary income or net short-term capital gain. The ability of U.S. holders to offset capital losses against ordinary income is limited.
      Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

Original Issue Discount
      A note that has a stated redemption price at maturity (as defined below) that exceeds its issue price (as defined below) by at least 0.25% of its stated redemption price at maturity multiplied by the number of full years from the issue date to the maturity date of the note is an “Original Issue Discount Note.” Mexico will inform you in the applicable pricing supplement whether a specific note constitutes an Original Issue Discount Note. For Original Issue Discount Notes, the difference between the issue price and the stated redemption price at maturity of the notes will be the “original issue discount.” The “issue price” of the notes will be the first price at which a substantial amount of the notes are sold to the public, i.e., excluding sales of notes to underwriters, placement agents, wholesalers, or similar persons. The “stated redemption price at maturity” will include all payments under the notes other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by Mexico) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.
      If you invest in an Original Issue Discount Note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”) and certain U.S. Treasury regulations (the “OID Regulations”). You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.
      In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by:

1. multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the “annual yield to maturity” (as defined below) of the note and the denominator of which is the number of accrual periods in a year; and

2. subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.
      In the case of an Original Issue Discount Note that is a floating rate note, both the annual yield to maturity and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Additional rules may apply if interest on a floating rate note is based on more than one interest index.
      The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of (a) its original issue price, including any amounts representing pre-issuance accrued interest, and (b) the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal.
      The “annual yield to maturity” of a note is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this “constant-yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.
      You generally may make an irrevocable election to include in income your entire return on a note, i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note, under the constant-yield method described above. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election to amortize premium or to accrue market discount currently on a constant-yield basis in respect of all other premium or market discount bonds that you hold. See “— Premium” and “— Market Discount” below.
      In the case of an Original Issue Discount Note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (a) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant-yield method described above and (b) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “— Payments or Accruals of Interest.”
      Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note, you will recognize ordinary income or loss measured by the difference between (a) the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be, and (b) the amount accrued, using the exchange rate applicable to the previous accrual.
      If you purchase an Original Issue Discount Note outside of the initial offering at a cost less than its remaining redemption amount, i.e., the total of all future payments to be made on the note other than payments of qualified stated interest, or if you purchase an Original Issue Discount Note in the initial offering at a price other than the note’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Note at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.
      Floating rate notes generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a floating rate note generally will be treated as “qualified stated interest” and such a note will not be an Original Issue Discount Note solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a “variable rate debt instrument,” the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. Mexico will provide a detailed description of the tax considerations relevant to U.S. holders of any such notes in the pricing supplement.

      Certain Original Issue Discount Notes may be redeemed prior to maturity, either at the option of Mexico or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

Short-Term Notes
      The rules described above will also generally apply to short-term notes, i.e., notes with maturities of one year or less, but with some modifications.
      First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity date of the note or its earlier disposition in a taxable transaction. However, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant-yield basis based on daily compounding.
      Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant-yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.
      Finally, the market discount rules described below will not apply to short-term notes.

Premium
      If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant-yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between (a) the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and (b) the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount
      If you purchase a note at a price that is lower than the note’s remaining redemption amount, or in the case of an Original Issue Discount Note, the note’s adjusted issue price, by 0.25% or more of the remaining redemption amount or adjusted issue price, multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant-yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.
      You may elect to include market discount in gross income currently as it accrues, on either a ratable or constant-yield basis, in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of the accrual period within the holder’s taxable year.

Indexed Notes and Other Notes Providing for Contingent Payments
      Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant-yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation and may require adjustments to these accruals when any contingent payments are made. The applicable pricing supplement will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations.

Information Reporting and Backup Withholding
      The paying agent must file information returns with the U.S. Internal Revenue Service in connection with note payments made to certain United States persons. If you are a United States person, you generally will not be subject to backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.
Mexican Taxation
      The following is a discussion of certain Mexican federal tax considerations that may be relevant to holders of notes that are not residents of Mexico for tax purposes and do not hold the notes through a permanent establishment in Mexico. This discussion is not intended to constitute a complete analysis of the tax consequences under Mexican federal law of the purchase, ownership or disposition of the notes by non-

residents of Mexico for tax purposes nor to include any of the tax consequences that may be applicable to residents of Mexico for tax purposes.
      Under Mexico’s income tax law, payments of principal and interest on the notes that Mexico makes to you will be exempt from any Mexican withholding tax if you are a foreign holder, i.e.:

•	you are not a resident of Mexico for tax purposes; and

•	you hold the notes directly and not through a permanent establishment in Mexico to which such principal or interest payments are attributable.
      You will not be subject to capital gains taxes in Mexico on the sale or transfer of the notes if you are a foreign holder and the sale or transfer is made to another foreign holder.
      There are no Mexican stamp, registration or similar taxes payable by a foreign holder in connection with the purchase, ownership or disposition of the notes. A foreign holder will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the notes.
      Mexico has negotiated treaties to avoid double taxation with several countries. Certain of these treaties are currently in effect and others have been signed but have yet to enter into force. Mexico does not expect that these treaties will have an effect on the tax treatment of payments of principal, premium, if any, or interest on the notes to, or sales or transfers of the notes by, foreign holders of the notes.
EU Savings Directive
      The following is a discussion of certain tax considerations relevant to certain holders as a result of the implementation of the European Union Directive on the Taxation of Savings Income. This discussion is not intended to constitute a complete analysis of the taxconsequences that may be applicable as a result of the adoption and implementation of the Directive.
      Under the European Council Directive 2003/48/ EC on the taxation of savings income, Member States of the European Union are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories have agreed to adopt similar measures (some of which involve a withholding system).

PLAN OF DISTRIBUTION
Distribution
      The notes will be offered for sale through the Purchasing Agent. The agents, including the Lead Agents, have agreed to use their reasonable best efforts to solicit orders to purchase the notes. Under the terms of the selling agent agreement, dated February 13, 2006, Mexico will offer the notes from time to time to the Lead Agents for subsequent resale by the agents and other dealers who are broker-dealers and securities firms. To the extent that any agent or dealer involved in sales outside the United States is not registered in the United States as a broker-dealer, it will not affect any sales of the notes in the United States.
      The Lead Agents will purchase the notes from Mexico at a discount from the issue price for each note sold. The discount at which Mexico sells the notes to the Lead Agents will be determined at the time of sale in accordance with the provisions of the selling agent agreement and will be set forth in the applicable pricing supplement. The Lead Agents also may sell notes to dealers at a concession not in excess of the discount they received from Mexico. In certain cases, the Lead Agents and dealers may agree that the Lead Agents will retain the entire discount. Mexico will disclose any particular arrangements in the applicable pricing supplement.
      Following the solicitation of orders, each agent, severally and not jointly, may purchase notes as principal for its own account from the Lead Agents. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, discount and concession may be changed. The pricing supplement relating to these notes will specify the purchase price paid by the agents and, if the notes are to be resold at a fixed public offering price, the initial public offering price and the underwriting discounts and commissions.
      In addition to the agents listed on page S-4 and the selling group described on page S-7, Mexico may sell notes through other agents who agree to be bound by the selling agent agreement. Mexico may also sell notes directly in those jurisdictions where it is authorized to do so. If Mexico sells notes directly to investors, no commission or discount will be paid. The pricing supplement for each series of notes will specify the agents and their commission.
      Mexico has the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, exercising its reasonable discretion, to reject any proposed purchase of notes in whole or in part. Mexico reserves the right to withdraw, cancel or modify any offer without notice. Mexico also may change the terms, including the interest rate it will pay on the notes, at any time prior to the acceptance of an offer to purchase.
      Each agent, including the Lead Agents, whether acting as agent or principal, and any dealer that offers the notes, may be deemed to be an “underwriter” within the meaning of the Securities Act. Mexico has agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. Mexico may also agree to reimburse the Lead Agents for certain expenses.
      Purchasers of notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page of the applicable pricing supplement.
      The price and amount of notes to be issued under the program will be determined by Mexico and the relevant Lead Agents at the time of issue in accordance with prevailing market conditions.
      The notes will not have an established trading market when issued. None of Mexico, the Lead Agents or any other agent can provide any assurance regarding the development or liquidity of any trading market for any notes.

      The Lead Agents, other agents or dealers, or any of their affiliates to or through which Mexico may sell notes, may engage in transactions with and perform services for Mexico in the ordinary course of business.
      A form of pricing supplement is attached as Annex A to this prospectus supplement.
Selling Restrictions
      Neither Mexico nor any Lead Agent:

•	has taken any action, other than in the United States, required to permit a public offering of any notes or distribution of this prospectus supplement and the attached prospectus in any jurisdiction where action for that purpose is required; or

•	may offer or sell the notes or distribute or publish this prospectus supplement, the prospectus or any advertisement or other offering material in any jurisdiction, except in compliance with any applicable laws and regulation.
      Each Lead Agent:

•	has represented that all offers and sales by them will be made on the same terms; and

•	will, to the best of its knowledge and at its own expense, comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers notes or has in its possession or distributes this prospectus supplement, the attached prospectus, any applicable pricing supplement or any other offering material.
      Mexico and any agent may modify these selling restrictions following a change in any relevant law, regulation or directive. Selling restrictions may also be added to reflect the requirements of any particular currency. The pricing supplement issued for each series of notes will set out any modification or addition.

Mexico
      Mexico may not publicly offer or sell the notes in Mexico. Mexico will register the notes with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. This registration does not certify that the notes are of investment quality or that the information contained in this prospectus supplement or in the prospectus is accurate or complete, nor does it attest to the creditworthiness of Mexico.

United States
      Mexico will generally not register the notes that it will offer and sell outside the United States under the Securities Act. Thus, subject to certain exceptions, Mexico cannot offer, sell or deliver such notes within the United States or to U.S. persons. When Mexico offers or sells notes outside the United States, each agent or dealer will acknowledge that these notes:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
      In addition, each agent or dealer will represent and agree that:

•	it has not and will not offer or sell any of these non-SEC registered securities within the United States, except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these notes.
This paragraph uses terms defined in Regulation S under the Securities Act.

      Bearer notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or to U.S. persons, except in certain transactions permitted by U.S. tax regulations. All bearer notes and coupons will include the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code, as amended.”
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus supplement accompanies the prospectus which is part of a registration statement that Mexico filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus supplement and the prospectus do not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.
      Mexico files annual reports and other information with the SEC relating to the securities. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:
Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information.
      The SEC allows Mexico to incorporate by reference some information that Mexico files with the SEC. Incorporated documents are considered part of this prospectus supplement and the prospectus. Mexico can disclose important information to you by referring you to those documents. Information that Mexico later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in the prospectus and this prospectus supplement:

•	Mexico’s Annual Report on Form 18-K for the year ended December 31, 2004, as filed with the SEC on October 26, 2005, SEC file number 333-03610, including a copy of the annual expenditure budget and revenue law; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18 K/ A filed on or after the date of this prospectus supplement and before all of the securities are sold.
      Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:
Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico, D.F. 06000
telephone: 52-55-9158-1153
facsimile: 52-55-9158-1156

GLOSSARY
      “Business Day” means any day that is not a Saturday or Sunday and that meets the following requirements, as applicable:

•	DTC book-entry notes and certificated notes denominated in U.S. dollars: it is not a legal holiday or day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York;

•	Notes denominated in a currency other than U.S. dollars or euro: it is (a) not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the applicable specified currency, and (b) a day on which banking institutions in such financial center are carrying out transactions in the specified currency;

•	Euro-denominated notes: it is a day on which (a) the Trans-European Automated Real-Time Gross Settlement Express Transfer System is operating, and (b) commercial banks are open for dealings in euro deposits in the London interbank market;

•	Indexed notes: it is not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the place or places specified in the applicable pricing supplement; and

•	LIBOR notes: it is a London Banking Day.
      “Calculation Date” means the earlier of (a) the fifteenth calendar day after the applicable interest determination date or, if this date is not a Business Day, the next Business Day and (b) the second Business Day before the relevant interest payment date or date of maturity, redemption or repayment.
      “CD Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•	the rate published in H.15(519) under the heading “CDs (secondary market)” for negotiable U.S. dollar certificates of deposit with the applicable index maturity;

•	if the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate published in H.15 Daily Update for the interest determination date under the heading “CDs (secondary market)” for negotiable U.S. dollar certificates of deposit with the applicable index maturity;

•	if neither of the rates described above is published by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York to provide quotations of their secondary market offered rates, as of approximately 10:00 a.m., New York City time, on the interest determination date, for negotiable certificates of deposit of major U.S. money center banks of the then highest credit standing in the market with a remaining maturity closest to the applicable index maturity and in a denomination of U.S.$ 5,000,000; the CD Rate will be the arithmetic mean of these rates; and

•	if fewer than three dealers provide quotations as described above, the CD Rate will be the CD Rate in effect on the interest determination date.
      “Commercial Paper Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•	the money market yield (calculated as described below) of the annual rate (quoted on a bank discount basis) published in H.15(519) under the heading “Commercial paper — Nonfinancial” for commercial paper with the applicable indexed maturity;

•	if the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the rate published in H.15 Daily Update for the interest determination date under the heading “Commercial paper — Nonfinancial” for commercial paper with the applicable indexed maturity;

•	if neither of the rates described above is published by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading dealers of commercial paper in The City of New York to provide quotations of their offered annual rates, as of approximately 11:00 a.m., New York City time, on the interest determination date, for commercial paper with the applicable index maturity placed for an industrial company whose bond rating is “AA” or the equivalent from a nationally recognized rating agency; the Commercial Paper Rate will be the money market yield of the arithmetic mean of these rates; and

•	if fewer than three dealers provide quotations as described above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on the interest determination date.
The money market yield of the rate or average of rates set forth above will be a yield, expressed as a percentage, calculated in accordance with the following formula:

Money market yield =	D × 360 360 - (D × M	× 100 )
where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which interest is being calculated.
      “EURIBOR” means the rate determined by the calculation agent on the applicable interest determination date as follows:

•	the offered rate for deposits in euro with the applicable index maturity beginning on the second Business Day after the interest determination date as it appears on page 248 of Moneyline Telerate (or a replacement or successor page on that service or a successor service for displaying offered rates for euro deposits in the Euro- zone interbank market) (“Moneyline Telerate Page 248”) at approximately 11:00 a.m. Brussels time on the interest determination date;

•	if the rate described above does not appear on Moneyline Telerate Page 248, EURIBOR will be the rate (or if more than one such rate appears, the arithmetic mean of the offered rates) for deposits in euro with the applicable index maturity beginning on the second Business Day after the interest determination date which appears on the “EURIBOR01” page of the Reuters Monitor Money Rates Service (or a replacement or successor page or service) at approximately 11:00 a.m., Brussels time, on the interest determination date;

•	if neither of the rates described above appears, the calculation agent will select, with Mexico’s approval, four major banks in the Euro-zone interbank market to provide, at approximately 11:00 a.m., Brussels time, on the interest determination date, quotations of their offered rates to prime banks in the Euro-zone interbank market for deposits in euro with the applicable index maturity in an amount of at least €1,000,000 and that is representative of a single transaction in the market for delivery on the interest reset date. If the calculation agent receives at least two of these quotations, then EURIBOR will be their arithmetic mean;

•	if fewer than two banks provide quotations as described above, the calculation agent will select, with Mexico’s approval, three major banks in the Euro-zone interbank market to provide, at approximately 11:00 a.m., Brussels time, on the interest determination date, quotations for their offered rates for loans in euro to leading European banks with the applicable index maturity and a principal amount of at least €1,000,000 and that is representative of a single transaction in the market for delivery on the interest reset date. If the calculation agent receives at least three of these quotations, EURIBOR will be the arithmetic mean of these rates; and

•	if fewer than three banks provide quotations as described above, EURIBOR will be EURIBOR in effect on the interest determination date.
      “Euro-zone” means the region comprised of participating member states of the European Union that have adopted the euro as its legal currency in accordance with the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Treaty on European Union, signed in Maastricht, the Netherlands, on February 1, 1992.
      “Federal Funds Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•	the rate for overnight federal funds as it appears on page 120 of Moneyline Telerate (or a replacement or successor page on that service or a successor service for purpose of displaying rates for U.S. overnight federal funds) under the heading “FED FUNDS EFFECTIVE”;

•	if the rate described above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate as published in H.15 Daily Update for the interest determination date under the heading “Federal funds (effective)”;

•	if neither of the rates described above appears or is published by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading brokers of federal funds transactions in The City of New York to provide quotations of their rates, at approximately 9:00 a.m., New York City time, on the Business Day following such interest determination date, for the last transaction that they arranged of not less than U.S. $5,000,000 in overnight federal funds; the Federal Funds Rate will be the arithmetic mean of these rates;

•	if fewer than three brokers provide quotations as described above, the Federal Funds Rate will be the Federal Funds Rate in effect on the interest determination date.
      “H.15 Daily Update” means the “Statistical Release H.15 Daily Update, Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, currently available on the world wide web at: http://www.federalreserve.gov/releases/ h15/update/.
      “H.15(519)” means the “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, currently available on the world wide web at: http://www.federalreserve.gov/releases/h15/.
      “LIBOR” means either of the following rates determined by the calculation agent on the applicable interest determination date as follows:

•	if LIBOR Moneyline Telerate is specified in the applicable pricing supplement, the offered rate for deposits in U.S. dollars with the applicable index maturity beginning on the second London Banking Day after the interest determination date as it appears on page 3750 of Moneyline Telerate (or a replacement or successor page on that service or a successor service for purpose of displaying London interbank offered rates of major banks) (“Moneyline Telerate Page 3750”) at approximately 11:00 a.m., London time, on the interest determination date;
        OR

•	if LIBOR Reuters is specified in the applicable pricing supplement, the offered rate (or if more than one such rate appears, the arithmetical mean of such offered rates) for deposits in U.S. dollars with the applicable index maturity beginning on the second London Banking Day after the interest determination date as it appears on the “LIBO” page of the Reuters Monitor Money Rates Service (or a replacement or successor page or service) (the “Reuters Screen LIBO Page”) at approximately 11:00 a.m., London time, on the interest determination date.
If the pricing supplement does not specify which of these two sources should be used in determining LIBOR, then the calculation agent will refer to Moneyline Telerate Page 3750;

•	If the source specified in the pricing supplement is not available and the other source described above is available, the calculation agent will refer to the available source;

•	If no rate appears on Moneyline Telerate Page 3750 or the Reuters Screen LIBO Page on the interest determination date, the calculation agent will select, with Mexico’s approval, four major banks in the London interbank market to provide, at approximately 11:00 a.m., London time, on the interest determination date, quotations of their offered rates to prime banks in the London interbank market for deposits in U.S. dollars with the applicable index maturity in an amount of at least U.S. $1,000,000 and that is representative of a single transaction in the market for delivery on the second London Banking Day after the interest determination date. If the calculation agent receives at least two of these quotations, then LIBOR will be their arithmetic mean,

•	If fewer than two banks provide quotations as described above, the calculation agent will select, with Mexico’s approval, three major banks in The City of New York to provide, at approximately 11:00 a.m., New York City time, on the interest determination date, quotations for their offered rates for loans in U.S. dollars to leading European banks with the applicable index maturity and a principal amount of at least U.S. $1,000,000 and that is representative of a single transaction in the market for delivery on the second London Banking Day after the interest determination date. If the calculation agent receives at least three of these quotations, LIBOR will be the arithmetic mean of these rates; and

•	If fewer than three banks provide quotations as described above, LIBOR will be LIBOR in effect on the interest determination date.
      “London Banking Day” means a day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.
      “Treasury Rate” means the rate for direct obligations of the United States, i.e., Treasury bills, having the applicable index maturity determined by the calculation agent for the auction held on the applicable interest determination date as follows:

•	the Treasury Rate as it appears on page 56, in the case of notes having a three-month index maturity, or page 57, on the case of notes having six-month index maturity, of Moneyline Telerate (or replacement or successor pages on that service or a successor service for the purpose of displaying the rate for U.S. Treasury bills) under the heading “INVESTMENT RATE”;

•	if the rate described immediately above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate as published in H.15 Daily Update for the interest determination date under the heading “U.S. government securities — Treasury bills — Auction high”;

•	if neither of the rates described above appears or is published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the “Investment Rate,” expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, as announced by the U.S. Department of the Treasury for the auction held on the interest determination date, currently available on the world wide web at: http://wwws.publicdebt.treas.gov/ AI/ OFBills;

•	if the U.S. Department of the Treasury does not publish or report the rate described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the interest determination date, then the Treasury Rate will be the rate for the applicable interest determination date for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity, expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, as published in H.15(519), under the heading “U.S. government securities — Treasury bills (secondary market)”;

•	if the rate described immediately above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate for the applicable interest determination date for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity, as published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate, under the heading “U.S. government securities — Treasury bills (secondary market)”;

•	if the rate described immediately above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading primary U.S. government securities dealers to provide quotations of their secondary market bid rates, at approximately 3:30 p.m., New York City time, on the interest determination date, for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity. The Treasury Rate will be the yield to maturity, expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the arithmetic mean of these rates;

•	if fewer than three dealers provide quotations as described above, the Treasury Rate will be the Treasury Rate in effect on the interest determination date.

Annex A
[FORM OF PRICING SUPPLEMENT]

Pricing Supplement Dated:	Rule 424(b)(3)
(To Prospectus Supplement Dated February 13, 2006	File No. 333-110594 and
and Prospectus Dated April 27, 2005)	333-122616
Pricing Supplement No.
U.S. $1,500,000,000
UNITED MEXICAN STATES
INTERNOTES®
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date:
Issue Date:
Joint Lead Managers:
Agents:

				Discount [also include any	Net Proceeds to	Net Proceeds to
	Aggregate			quotas or commissions	Issuer (before	Issuer (after		Interest Rate
	Principal	Amount of	Price to	(placement of	deduction of	deduction of	Yield to	or Interest
CUSIP	Amount	Each Tranche	Public	underwriting)]	expenses)	expenses)	Public	Rate Basis

Spread or	Initial	Interest			Minimum
Spread	Index	Interest	Reset		Maximum	Interest	Day Count
Multiplier	Maturity	Rate (if	Dates (if	Interest	Interest Rate	Rate (if	Basis (if
(if Floating	(if Floating	Floating	Floating	Determination	(if Floating	Floating	Floating
Rate)	Rate)	Rate)	Rate)	Dates	Rate)	Rate)	Rate)

				Redemption	Repayment
		1st Interest	Survivor’s	at Issuer’s	at Holder’s	Redemption/
Maturity	Interest	Payment	Option	Option	Option	Repayment Terms
Date	Payment Dates	Date	Yes/No	Yes/No	Yes/No	and Procedures

A-1

		Form					Amortization (Include
		(e.g.,					Arrangements for
		Bearer/					Amortization and if
		Registered	Indexed	For. Curr			Advance Amortization is
Specified	Authorized	Global	Note	Note		ISIN/Common	Contemplated, Describe and
Currency	Denominations	Note)	(Yes/No)	(Yes/No)	Listing	Code	File Terms and Conditions)

Other Terms: [Describe any re-allowance of discount/concession.]

Name(s) and Address(es) of Agent(s):

Entities conducting secondary trading and description of main terms of commitment:

      Method of delivery of and payment for the Notes: The Notes will be delivered through the book-entry facilities of DTC against payment therefor in immediate available funds.
      The Notes will contain “collective action clauses” under which Mexico may amend certain key terms of the Notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the Notes. All Notes issued under the InterNotes® program that are affected by a proposed amendment will vote as a single class.

A-2

PROSPECTUS
United Mexican States
Debt Securities
and
Warrants
        Mexico may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Mexico may sell securities having an aggregate initial offering price of up to U.S. $3,951,406,915 in the United States. The securities will be direct, general and unconditional external indebtedness of Mexico and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated public external indebtedness of Mexico.
      The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Mexico’s public external indebtedness issued prior to March 3, 2003, Mexico may amend the payment provisions of the debt securities with the consent of the holders of 75% of the aggregate principal amount of the outstanding debt securities.
      Mexico may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

      You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 27, 2005

ABOUT THIS PROSPECTUS
      This prospectus provides you with a general description of the securities Mexico may offer. Each time Mexico sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”
FORWARD-LOOKING STATEMENTS
      The following documents relating to Mexico’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement or pricing supplement.
Statements that are not historical facts, including statements about Mexico’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Mexico undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Mexico cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Mexico’s trading partners. High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues and recession or low growth in Mexico’s main trading partners could lead to fewer exports. A combination of these factors could negatively affect Mexico’s current account.

•	Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more complicated for the Mexican Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, portfolio investment in particular.

•	Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty. Each of these could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.
DATA DISSEMINATION
      Mexico is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard (“SDDS”), which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For Mexico, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary

Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/ Applications/web/sddscountrycategorylist/?strcode=MEX.
USE OF PROCEEDS
      Unless otherwise specified in a prospectus supplement, Mexico will use the net proceeds from the sale of securities for the general purposes of the Mexican Government, including the refinancing, repurchase or retirement of its domestic and external indebtedness.

DESCRIPTION OF THE SECURITIES
Debt Securities
      Mexico will issue the debt securities under a fiscal agency agreement, dated September 1, 1992, between Mexico and Citibank, N.A., as fiscal agent. This agreement was amended on November 28, 1995 and March 3, 2003. Mexico has filed or will file the fiscal agency agreement and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the fiscal agency agreement. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the fiscal agency agreement and the forms of debt securities before making your investment decision.
       General
      The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date;

•	if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	the form of debt security (global or certificated and registered or bearer);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Mexico to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Mexico will make payments;

•	the authorized denominations;

•	a description of any index Mexico will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the fiscal agency agreement.
      Mexico may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Mexico may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Mexico will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplements for these offerings.
      Mexico is not required to issue all of its debt securities under the fiscal agency agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain different terms from those included in the fiscal agency agreement and described in this prospectus.
       Status
      The debt securities will be the direct, general and unconditional external indebtedness of Mexico. They will rank equal in right of payment among themselves and with all of Mexico’s existing and future unsecured and unsubordinated public external indebtedness, as defined under “— Negative Pledge” below. Mexico has pledged its full faith and credit to make all payments on the debt securities when due.
     Payment of Principal and Interest
      Mexico will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “— Global Securities” below.
      Mexico will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Mexico may make such payments by wire transfer or by check mailed to the holders at their registered addresses.
      If any money that Mexico pays to the fiscal agent to make payments on the debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the fiscal agent will repay the money to Mexico on Mexico’s written request. After any such repayment, the fiscal agent will not be liable for the payment. However, Mexico’s obligations to make payments on the debt securities as they become due will not be affected. Claims against Mexico for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.
     Form and Denominations
      Unless otherwise provided in the applicable prospectus supplement, Mexico will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S. $1,000 and integral multiples of U.S. $1,000.
     Redemption, Repurchase and Early Repayment
      Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Mexico or repayable before maturity at the option of the holder. Nevertheless, Mexico may at any time repurchase the debt securities at any price in the open market or otherwise. Mexico may hold or resell debt securities it purchases or may surrender them to the fiscal agent for cancellation.
     Negative Pledge
      Mexico has agreed that as long as any of the debt securities remain outstanding, it will not create or permit to exist any security interest on its revenues or assets to secure its public external indebtedness, unless the debt securities are given an equivalent security interest.
      A “security interest” is a lien, pledge, mortgage, encumbrance or other preferential right granted to any person or entity over Mexico’s revenues or assets.
      “Public external indebtedness” means any indebtedness that:

•	is a payment obligation or contingent liability payable in any currency other than Mexican currency, except indebtedness originally issued or incurred in Mexico. Indebtedness is issued or incurred in Mexico where settlement occurs in Mexico; and

•	arises from bonds, debentures, notes or other securities that (a) are or were intended at the time they were issued to be quoted, listed or traded on any securities exchange or other securities market and (b) have an original maturity of more than one year or are combined with a commitment so that the maturity may be extended at Mexico’s option to a period of more than one year. Securities eligible for resale pursuant to Rule 144A under the U.S. Securities Act of 1933 are considered tradeable on a securities market for purposes of clause (a).

      However, Mexico’s agreement to restrict security interests to secure its public external indebtedness does not apply to:

•	security interests created before December 3, 1993;

•	security interests securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	security interests securing public external indebtedness that (a) is issued by Mexico in exchange for debt of Mexican public sector bodies (other than Mexico), and (b) does not exceed an aggregate outstanding principal amount of U.S. $29 billion or its equivalent; and

•	security interests securing public external indebtedness that Mexico has incurred to finance or refinance the purchase of assets, if the security interests are limited to such assets.
     Default and Acceleration of Maturity
      Each of the following are events of default under any series of debt securities:

(a) Mexico fails to pay any principal, premium, if any, or interest on any debt security of that series within 30 days after payment is due;

(b) Mexico fails to perform any other obligation under the debt securities of that series and does not cure that failure within 30 days after the fiscal agent receives written notice from the holder of any debt security of the series requiring Mexico to remedy the failure;

(c) Mexico’s creditors accelerate an aggregate principal amount of more than U.S. $10,000,000 (or its equivalent in any other currency) of Mexico’s public external indebtedness because of an event of default resulting from Mexico’s failure to pay principal or interest on that public external indebtedness when due;

(d) Mexico fails to make any payment on any of its public external indebtedness in an aggregate principal amount of more than U.S. $10,000,000 (or its equivalent in any other currency) when due and does not cure that failure within 30 days after the fiscal agent receives written notice from the holder of any debt security of that series requiring Mexico to remedy the failure; or

(e) Mexico declares a moratorium on the payment of principal of or interest on its public external indebtedness.
      If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series outstanding (as defined below) may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately.
      Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of the affected series will become immediately due and payable on the date Mexico receives written notice of the declaration, unless Mexico has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

       Meetings, Amendments and Waivers
      Mexico may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Mexico will determine the time and place of the meeting. Mexico will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.
      In addition, the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.
      Only holders and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the outstanding principal amount of the debt securities of a series will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the outstanding principal amount will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing 75% of the aggregate principal amount of the outstanding notes will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting.
      Mexico, the fiscal agent and the holders may generally modify or take action with respect to the fiscal agency agreement or the terms of the debt securities of a series:

•	with the affirmative vote of the holders of not less than 66 2/3% of the outstanding principal amount of the debt securities of a series that are represented at a meeting; or

•	with the written consent of the holders of not less than 66 2/3% of the outstanding principal amount of the debt securities of that series.
However, the holders of not less than 75% of the outstanding principal amount of the debt securities of a series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities that would:

•	change the due dates for the payment of principal of, premium or interest on the debt securities of that series;

•	reduce any amounts payable on the debt securities of that series;

•	reduce the amount of principal payable upon acceleration of the maturity of the debt securities of that series;

•	change the payment currency or places of payment for the debt securities of that series;

•	permit early redemption of the debt securities of the series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	reduce the percentage of holders of the debt securities of that series whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to the debt securities of that series) or the terms and conditions of the debt securities of that series or to take any other action with respect to the debt securities of that series or change the definition of “outstanding” with respect to the debt securities of that series;

•	change Mexico’s obligation to pay any additional amounts;

•	change the governing law provision of the debt securities of that series;

•	change the courts to the jurisdiction of which Mexico has submitted, Mexico’s obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York or Mexico’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debt securities of that series;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of that series, as described under “— Status.”
      We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agree to the change.
      Mexico and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of the series for the purpose of:

•	adding to Mexico’s covenants for the benefit of the holders;

•	surrendering any of Mexico’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision; or

•	making any other change which (a) is not inconsistent with the debt securities of the series and (b) does not adversely affect the interest of any holder of debt securities of the series in any material respect.
      For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities owned, directly or indirectly, by Mexico or any public sector instrumentality of Mexico will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de México, any department, ministry or agency of the federal government of Mexico or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Mexico or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.
Warrants
      If Mexico issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Mexico will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.
      Mexico may issue the warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Mexico and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Mexico may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.
Global Securities
      DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Mexico nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Mexico nor the fiscal agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.
      Mexico may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Mexico refers to the intangible securities represented by a global security as “book-entry” securities.
      When Mexico issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “— Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States and Euroclear and Clearstream, Luxembourg in Europe.
      Clearing systems process the clearance and settlement of book-entry notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.
      Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities
      If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”
      When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Mexico and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Mexico and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Mexico to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Mexico or the fiscal agent.
      As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “— Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities
      The following description reflects Mexico’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time, and Mexico takes no responsibility for their actions or the accuracy of this description.
      It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.
      When book-entry notes are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.
      A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.
      When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.
Certificated Securities
      Mexico will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•	in the case of a global security deposited with or on behalf of DTC, DTC is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Mexico does not appoint a successor depositary within 90 days after DTC notifies Mexico or Mexico becomes aware of this situation;

•	in the case of a global security deposited directly with, or with a common depositary for, Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg is closed for a continuous period of 14 days other than by reason of holidays or announces an intention to cease business permanently; or

•	Mexico elects not to have the securities of a series represented by a global security or securities.
      In any of these cases, you will be entitled to have registered in your name, if the global security was in registered form, and have physically delivered to you, securities in certificated form equal to the amount of book-entry securities you own. If Mexico issues certificated securities, they will have the same terms and authorized denominations as the global security.
      You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent in The City of New York, or, if applicable, at the office of the Luxembourg transfer agent, according to the procedures in the fiscal agency agreement. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Mexico, the fiscal agent and any other agent of Mexico may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.
      If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent or, if applicable, the Luxembourg transfer agent. Mexico and the fiscal agent may require you to sign an indemnity under which you agree to pay Mexico, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Mexico and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither Mexico nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, Mexico will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.
Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment
      Mexico is a sovereign government. Thus, it may be difficult for you to obtain or enforce judgments against Mexico in U.S. courts or in Mexico. Mexico has appointed its Consul General in New York as its authorized agent for service of process in any action based on the securities or the fiscal agency agreement which a holder may institute in any state or federal court in the Borough of Manhattan, The City of New York. Mexico and the fiscal agent have irrevocably submitted to the jurisdiction of these courts and Mexico has waived any objection which it may have to the venue of these courts and any right to which it may be entitled on account of place of residence or domicile. Mexico has also waived any immunity from the jurisdiction of these courts to which it might be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any action based upon the securities. You may also institute an action against Mexico based on the securities in any competent court in Mexico.
      Nevertheless, Mexico may still plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consul General as its agent for service of process and waiver of immunity do not include these actions. Without Mexico’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against Mexico unless the court determines that Mexico is not entitled to sovereign immunity under the Immunities Act. In addition, execution on Mexico’s property in the United States to enforce a judgment may not be possible except under the limited circumstances specified in the Immunities Act.
      Even if you are able to obtain a judgment against Mexico in the United States or in Mexico, you might not be able to enforce it in Mexico. Under Article 4 of the Federal Code of Civil Procedure of Mexico, Mexican courts may not order attachment before judgment or attachment in aid of execution against the property of Mexico.
Governing Law
      The fiscal agency agreement and the securities are governed by and interpreted in accordance with the law of the State of New York, except that all matters governing Mexico’s authorization and execution of the fiscal agency agreement or the securities will be governed by the law of Mexico.

PLAN OF DISTRIBUTION
Terms of Sale
      Mexico will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the proceeds to Mexico from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.
      Mexico may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Mexico for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Mexico in the ordinary course of business.
      Mexico will register the securities with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. This registration does not certify that the securities are of investment quality or that the information contained in this prospectus or in any prospectus supplement is accurate or complete, nor does it attest to the creditworthiness of Mexico. Mexico may not publicly offer or sell the securities in Mexico unless it so specifies in the applicable prospectus supplement.
Method of Sale
      Mexico may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.
      If Mexico uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Mexico may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.
      Mexico may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment.
      Mexico may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.
      Mexico may offer the securities to holders of other securities of Mexico as consideration for Mexico’s purchase or exchange of the other securities. Mexico may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.
Non-U.S. Offerings
      Mexico will generally not register the securities that it will offer and sell outside the United States under the Securities Act. Thus, subject to certain exceptions, Mexico cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Mexico offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these non-SEC-registered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.
OFFICIAL STATEMENTS
      Mexico has included the information in this prospectus, including in the documents incorporated by reference, whose source is identified as a publication of Mexico or one of its agencies or instrumentalities in reliance on the authority of the publication as a public official document. All other information that Mexico has provided in this prospectus and in the related registration statement is included as a public official statement made on the authority of Gerardo Rodríguez Regordosa, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of Mexico, or his successor.

VALIDITY OF THE SECURITIES
      The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

•	For Mexico:

•	as to all matters of Mexican law, the Fiscal Attorney of the Federation of Mexico or the Deputy Fiscal Attorney of the Federation for Financial Affairs of Mexico or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit; and

•	as to all matters of U.S. law, Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to Mexico.

•	For the underwriters, if any:

•	as to all matters of U.S. law, Sullivan & Cromwell LLP, or any other U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Mexican law, Ritch Mueller, S.C., or any other Mexican counsel to the underwriters named in the applicable prospectus supplement.
As to all matters of Mexican law:

•	Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit; and

•	Sullivan & Cromwell LLP, or any other U.S. counsel to the underwriters, may rely on the opinions of the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit and Ritch Mueller, S.C., or any other Mexican counsel to the underwriters.
As to all matters of U.S. law:

•	the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP; and

•	Ritch Mueller, S.C., or any other Mexican counsel to the underwriters, may rely on the opinion of Sullivan & Cromwell LLP, or any other U.S. counsel to the underwriters.
      The Fiscal Attorney has given an opinion concerning all statements in this prospectus relating to matters of Mexican law, and Mexico has made such statements in reliance on the authority of the Fiscal Attorney.
AUTHORIZED REPRESENTATIVE
      The Authorized Representative of Mexico in the United States is Edmundo González Herrera, Financial Representative — New York Office, Banco Nacional de Comercio Exterior, S.N.C., 757 Third Avenue, Suite 2403, New York, New York 10017.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus is part of a registration statement that Mexico filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

      Mexico files annual reports and other information with the SEC relating to the securities. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:
Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
       Please call the SEC at 1-800-SEC-0330 for further information.
      The SEC allows Mexico to incorporate by reference some information that Mexico files with the SEC. Incorporated documents are considered part of this prospectus. Mexico can disclose important information to you by referring you to those documents. Information that Mexico later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Mexico’s Annual Report on Form 18-K for the year ended December 31, 2003, as filed with the SEC on October 6, 2004, SEC file number 333-03610; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/ A filed on or after the date of this prospectus and before all of the securities are sold.
      Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:
Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico, D.F. 06000
telephone: 52-55-9158-1153
facsimile: 52-55-9158-1156
      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of Mexico’s Annual Report on Form 18-K, this prospectus and any prospectus supplement or pricing supplement at the office of the paying agent for the securities in Luxembourg. Mexico has initially appointed Kredietbank S.A. Luxembourgeoise as its Luxembourg paying agent.
      As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, if there is a material change to the terms and conditions of the securities or in the economic affairs of Mexico that is not reflected in any of the documents relating to the securities, Mexico will amend the applicable prospectus supplement relating to the securities or incorporate new or updated documents in the manner discussed above.

UNITED MEXICAN STATES
Secretaría de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
México, D.F. 06000
telephone: 52-55-9158-1153
facsimile: 52-55-9158-1156
FISCAL AGENT, PAYING AGENT, TRANSFER
AGENT, EXCHANGE RATE AGENT,
CALCULATION AGENT
The Bank of New York
Corporate Trust Office — Global Finance Unit
101 Barclay Street, 21 West
New York, New York 10286
LEGAL ADVISORS TO MEXICO

As to United States Law	As to Mexican Law

Cleary Gottlieb Steen & Hamilton LLP	Fiscal Attorney of the Federation
One Liberty Plaza	Ministry of Finance and Public Credit
New York, New York 10006	Insurgentes Sur 795
Piso 12
Colonia Nápoles
México, D.F. 03810
LEGAL ADVISORS TO THE AGENTS

As to United States Law	As to Mexican Law

Sullivan & Cromwell LLP	Ritch Mueller, S.C.
125 Broad Street	Torre del Bosque
New York, New York 10004	Boulevard M. Ávila Camacho No. 24
Piso 20
Colonia Lomas de Chapultepec
México, D.F. 11000